Please Enter Your Eligible Option Grant Details and Estimated Stock Price in the Yellow Boxes. Hover over the boxes with your mouse for more detailed information.

Outstanding Eligible Options

Grant Price	$9.73
Vested Options	100
Non-Vested Options	100

Stock Price on Date of Replacement Grant

$5.00

Replacement Options

Exchange Ratio	1.25 to 1
Replacement Grant for Vested Options[1]	80
Replacement Grant for Non-Vested Options[2]	80
Total Replacement Options	160

(1) Subject to a 1-year vesting period as descibed in the Offer to Exchange

(2) Subject to a 3-year vesting period as descibed in the Offer to Exchange

Economic Value at Potential Future Stock Prices
Eligible Option Grant vs Replacement Option Grant



Breakeven Price
$28.65
Economic Value
$3,784
Old Stock Options
New Stock Options
Breakeven Price $28.65
Economic Value $3,784
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Economic Value
$5.00
$8.01
$11.02
$14.03
$17.04
$20.04
$23.05
$26.06
$29.07
$32.08
Stock Price

PLEASE MAKE SURE TO INPUT DATA CAREFULLY. THE BREAKEVEN PRICE IS HIGHLY DEPENDENT ON THE DATA THAT YOU ENTER. EXELIXIS HAS NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO EXCHANGE AND WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN LEGAL, TAX AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF PARTICIPATING.